Exhibit 99.1
                                [HIA LETTERHEAD]


                                December 9, 2005


Dear Shareholder:

I would like to take this opportunity to ensure that you have been apprised of the latest developments by the company and its Board of Directors.

The Board of Directors, have initiated a process with the Securities and Exchange Commission (SEC) to implement a 1 for 45,000 reverse split of HIA's outstanding shares of common stock which would compensate each public shareholder at the rate of $0.60 per pre-split share at the conclusion of the transaction. As a result of the reverse split, we anticipate that there will be eight remaining owners of HIA stock, consisting of HIA's three directors and principal shareholders, Carl. J. Bentley, Alan C. Bergold and Donald L. Champlin, as well as five other HIA employees. Reverse splits which have that effect are commonly called "going private" transactions because HIA will no longer have securities that are publicly traded and will not be required to file reports with the SEC.

HIA went public in 1980 during the heyday of the penny stock market in Denver. At that time, we were a modular housing company with facilities in New York and plans to expand into the Midwest and Colorado. When the modular housing business did not produce the profits and growth we anticipated, we attempted to diversify into other businesses. Eventually, all of our businesses were sold, except for CPS Distributors, Inc., a distributor of pumps and irrigation equipment and supplies. That left us as a public company with a business that is too small to make sense as a public company. We have all of the costs and burdens of being public, but neither HIA nor its shareholders have realized the benefits of being public. There is not enough of a market for our stock to allow us to access the public equity markets or to allow our shareholders to sell a significant number of shares.

We have been in this situation for many years and had learned to live with the costs and regulations. However, in 2002, Congress adopted the Sarbanes-Oxley Act, which imposed substantial additional burdens on public companies. The most costly of those requirements (which was initially supposed to be applicable to us in our 2005 fiscal year, but has since been extended to become applicable to us in our 2007 fiscal year) is that a public company's auditors must attest to management's assessment of the adequacy of its internal controls. In order to do that, HIA must document its internal controls at a level never before required and then pay its auditors to review and attest to management's assessment of the adequacy of those controls. In a small company like ours, with a limited accounting staff, that would require us to hire one accounting firm to do the documentation and another accounting firm to perform the audit. We estimate that the incremental cost of that would be approximately $160,000 (or 20% of our 2004 net income) in the first year and approximately $100,000 (or 12.4% of our 2004 net income) per year in subsequent years. When added to the costs already incurred in complying with the requirements applicable to public companies, these additional costs would bring the total cost of being a public company to an estimated $210,000 (or 26% of our 2004 net income) with respect to our 2007 fiscal year and an estimated $150,000 (or 18.5% of our 2004 net income) per year in subsequent years. These costs make it impossible to justify a small company like ours continuing to be public.

This action taken is not made lightly and was approved by the board only after careful deliberation of the extensive costs of remaining as a public company as compared to the limited benefits that we derive from our public company status. The realization of the cost and internal commitment necessary to comply with Sarbanes-Oxley did not come to fruition until the second half of 2004 when our outside auditors began the process necessary to prepare themselves and us for the impending internal control compliance procedures and audit work. At that time, we had made an internal assessment of what it would take to comply with the Act and what the additional costs would be from our outside auditors and outside consulting firms. It was evident to us and to the Board of Directors when confronted with the issues surrounding compliance with the Act that the best alternative for the company and its shareholders was the transition to a private company through a reverse split transaction.

We have filed a preliminary information statement regarding the reverse stock split transaction described above with the SEC and will file a definitive information statement upon completion of SEC review. After such review is complete, we will send you a final version of the information statement and will provide you with notice of a special meeting of the shareholders for the
purpose of approving the transaction.   Our directors and principal executive
officers, Mr. Bentley, Mr. Bergold and Mr. Champlin own 7,058,596 (75.9%) of the outstanding shares and therefore can approve the reverse split even if all other shareholders vote against it. Mr. Bentley, Mr. Bergold and Mr. Champlin have indicated that they will vote in favor of the transaction, meaning that approval is assured. Because the principal shareholders have sufficient votes to approve the reverse split, we will not be soliciting proxies for the shareholders meeting. However, all shareholders will be invited to attend the meeting and to vote on the proposed transaction.

Because our directors will remain shareholders of HIA, their interests in structuring and voting on the reverse split are different than those of the shareholders who will receive only cash. It is important that you read the final information statement (and supporting documents) so that you may be satisfied that the consideration to be paid for fractional shares is fair. We have obtained a fairness opinion from an independent third party that the price of $0.60 per share is fair from a financial standpoint to the group of unaffiliated shareholders who will be cashed out in the transaction and separately to the group of unaffiliated shareholders who will retain an interest in HIA.

Please thoroughly read the final information statement (and supporting documents) that we mail to you. We expect to mail the final information statement to you within a week after the SEC has completed its review process.

Feel free to call or write me at the address or phone number below.

Sincerely,

/s/ ALAN C. BERGOLD





Additional Information About the Information Statement: This letter is only a description of the proposed reverse split transaction and is not a solicitation of a proxy or an offer to acquire any shares of HIA's common stock. HIA has filed a preliminary information statement and a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC outlining the transaction and will file a definitive information statement and Schedule 13E-3 upon completion of SEC review. Before making any voting decisions, all shareholders are advised to read the definitive information statement and
Schedule 13E-3 carefully when the documents are available, because they will contain important information about the special meeting and the proposed reverse split transaction, including information about the directors and principal executive officers of HIA, their interests in the transaction, and related matters. Shareholders may obtain a free copy of the preliminary and final information statements and Schedule 13E-3 at the SEC's web site at www.sec.gov. HIA will also mail a copy of the definitive information statement prior to the special meeting to its shareholders entitled to vote at the special meeting. Copies of the information statement and other documents filed with the SEC may also be obtained for free from HIA by directing a written request to HIA, Inc., 1055 W. 122nd Avenue, Westminster, CO 80234, Attention: Alan C. Bergold, President, telephone (303) 350-3282.